As Filed with the Securities and Exchange Commission on May 27, 1997

                                                   Registration No.____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          AGOURON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

              California                               33-0061928
  (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                 Identification Number)


                          10350 North Torrey Pines Road
                           La Jolla, California 92037
                    (Address of Principal Executive Offices)


                        Alanex Corporation1993 Stock Plan
                  Alanex Corporation 1996 Equity Incentive Plan
              Individual Alanex Corporation Stock Option Agreements
                              (Full title of plan)

                                  PETER JOHNSON
                          Agouron Pharmaceuticals, Inc.
                          10350 North Torrey Pines Road
                           La Jolla, California 92037
                                 (619) 622-3000
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee

  Title of             Amount to be          Proposed             Proposed
securities to          registered(1)          maximum              maximum              Amount of
be registered                                 offering            aggregate           registration
                                             price per             offering                fee
                                              unit(2)              price(2)

 Common Stock             141,488              $0.53               $74,989               $23.00
 No Par Value             Shares

 Common Stock
 No Par Value             47,554               $7.96                $378,530                $115.00
                          Shares

 (1)In addition, this Registration Statement also covers any additional shares of Common Stock which become issuable under the above plans and agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2) Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933.

                                     Part II

               Information Required in the Registration Statement

         On April 28, 1997, AGOURON PHARMACEUTICALS, INC. (the "Company" or "Registrant") and Alanex Corporation, a Delaware corporation, entered into an Agreement and Plan of Reorganization (the "Merger Agreement"). Pursuant to the Merger Agreement, on May 23, 1997 Alanex Corporation merged with and became a wholly owned subsidiary of the Registrant. Registrant assumed all options to purchase common stock of Alanex Corporation issued under Alanex's 1993 Stock Plan, as amended, its 1996 Equity Incentive Plan and pursuant to any other outstanding option agreements.

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   Registration
Statement:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997;

         (3) The description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement filed April 17, 1987, including any amendment or report filed for the purpose of updating such description; and

         (4) The Company's Form 8-A Registration Statement filed on November 7, 1996, in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock under the Rights Agreement dated as of November 7, 1996, between the Company and Chase Mellon Shareholder Services, L.L.C., including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Gary E. Friedman, Esq., who has provided the opinion to the Registrant on the validity of the securities being registered which is attached as Exhibit 5 to this Registration Statement, is Vice President, General Counsel and Secretary of the Registrant.

Item 6.  Indemnification of Directors and Officers.

     Section 317 of the California General Corporation Law generally provides indemnification to officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article VII of the articles of incorporation of the Company provides that liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Further,
Article VIII of the articles of incorporation of the Company authorizes the Company to provide indemnification of agents (as defined in Section 317) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 317.

     Section 3.15 of the bylaws of the Company authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than actions by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company. Section 3.15 also authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Company, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith.

     Any indemnification under Section 3.15 is to be made by the Company only if authorized in the specific case upon determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct required by Paragraphs 3.15.2 or 3.15.3 of the bylaws.

     Pursuant to authorization provided under the articles of incorporation and the bylaws, the Company has entered into indemnification agreements with each of its present directors. The Company has also entered into similar agreements with certain of the Company's officers who are not directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses) for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     Section 3.15 of the bylaws also provides that, in the event of a determination by the Board of Directors of the Company to purchase insurance for certain of its agents, the Company shall purchase and maintain insurance on behalf of any such agent against liability asserted against or incurred by the agent in such capacity or arising out of the agent's status, whether or not the Company would have the power to indemnify the agent against such liability under the provisions of Section 3.15.

     The Company has in effect directors and officers liability insurance policies which insure directors and officers of the Company. Although the Company intends to renew the policies on or before their expiration date, there can be no assurance that the policies will be renewed on terms acceptable to the Company. Under the policies, the directors and officers of the Company are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. In addition, the policies insure the Company against losses for which its directors and officers are entitled to indemnification, subject to certain retentions payable by the Company. The policies are "claims made" policies and provide coverage only for losses arising out of claims first made against the Company and reported to the insurer during the policy period.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4.1 Restated Articles of Incorporation dated October 20, 1990, incorporated by reference to the Company's Form 10-Q for the quarter ended December 31, 1992.

         4.2 Rights Agreement dated as of November 7, 1996, between the Company and Chase Mellon Shareholder Services, L.L.C., which includes the Certificate of Designation, Preferences and Rights of Series B Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Form of Summary of Rights as Exhibit C, incorporated by reference to
                  Exhibit 4.4 of the Company's current report on Form 8-K dated November 7, 1996.

         5        Opinion of Gary E. Friedman, Esq.

         23.1     Consent of Price Waterhouse LLP.

         23.2 Consent of Gary E. Friedman, Esq. (included in his opinion filed as Exhibit 5).

         24 Power of Attorney (contained on signature page of this Registration Statement).

         99.1     Alanex Corporation 1993 Stock Plan.

         99.2 Alanex Corporation Form of Incentive Stock Option Agreement (under the 1993 Stock Plan).

         99.3 Alanex Corporation Form of Nonstatutory Stock Option Agreement (under the 1993 Stock Plan).

         99.4     Alanex Corporation 1996 Equity Incentive Plan.

         99.5 Alanex Corporation Form of Incentive Stock Option Agreement (under the 1996 Equity Incentive Plan).

         99.6 Alanex Corporation Form of Nonstatutory Stock Option Agreement (under the 1996 Equity Incentive Plan).

         99.7 Alanex Corporation Nonstatutory Stock Option Agreement for Marvin R. Brown.

         99.8 Alanex Corporation Nonstatutory Stock Option Agreement for Alexander Polinsky.

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i)      to include any  prospectus  required by
                           Section  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the

         Registrant's  annual report pursuant to Section 13(a) or Section
         15(d) of the Securities Exchange Act of 1934 (and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-1
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 23, 1997.

                          AGOURON PHARMACEUTICALS, INC.

May 23, 1997                                By       /s/ Peter Johnson
                                                     -------------------------
                                                     Peter Johnson
                                                     President, Principal
                                                     Executive Officer


May 23, 1997                                By       /s/ Steven S. Cowell
                                                     -------------------------
                                                     Steven S. Cowell
                                                     Vice  President,   Finance,
                                                     Chief   Financial   Officer
                                                     and Principal Accounting
                                                     Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Johnson and Gary E. Friedman, or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and under documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                                       Date

/s/ Peter Johnson                         President, Principal Executive Officer,     May 23, 1997
---------------------------               and Director
Peter Johnson

/s/ Steven S. Cowell                      Vice President, Finance, Chief Financial    May 23, 1997
---------------------------               Officer and Principal Accounting Officer
Steven S. Cowell

/s/ Gary E. Friedman                      Vice President and General Counsel,         May 23, 1997
---------------------------               Secretary and Director
Gary E. Friedman

/s/ John N. Abelson                       Director                                    May 20, 1997
---------------------------
John N. Abelson

/s/ Patricia M. Cloherty                  Director                                    May 16, 1997
---------------------------
Patricia M. Cloherty

/s/ A.E. Cohen                            Director                                    May 20, 1997
A.E. Cohen

/s/ Michael E. Herman                     Director                                    May 17, 1997
---------------------------
Michael E. Herman

/s/ Irving S. Johnson                     Director                                    May 20, 1997
---------------------------
Irving S. Johnson

/s/Antonie T. Knoppers                    Director                                    May 17, 1997
Antonie T. Knoppers

/s/ Melvin I. Simon                       Director                                    May 19, 1997
---------------------------
Melvin I. Simon


                                  EXHIBIT INDEX

      EXHIBIT

         4.1 Restated Articles of Incorporation dated October 20, 1990, incorporated by reference to the Company's Form 10-Q for the quarter ended December 31, 1992.

         4.2 Rights Agreement dated as of November 7, 1996, between the Company and Chase Mellon Shareholder Services, L.L.C., which includes the Certificate of Designation, Preferences and Rights of Series B Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Form of Summary of Rights as Exhibit C, incorporated by reference to
                  Exhibit 4.4 of the Company's current report on Form 8-K dated November 7, 1996.

         5        Opinion of Gary E. Friedman, Esq.

         23.1     Consent of Price Waterhouse LLP.

         23.2 Consent of Gary E. Friedman, Esq. (included in his opinion filed as Exhibit 5).

         24 Power of Attorney (contained on signature page of this Registration Statement).

         99.1     Alanex Corporation 1993 Stock Plan.

         99.2 Alanex Corporation Form of Incentive Stock Option Agreement (under the 1993 Stock Plan).

         99.3 Alanex Corporation Form of Nonstatutory Stock Option Agreement (under the 1993 Stock Plan).

         99.4     Alanex Corporation 1996 Equity Incentive Plan.

         99.5 Alanex Corporation Form of Incentive Stock Option Agreement (under the 1996 Equity Incentive Plan).

         99.6 Alanex Corporation Form of Nonstatutory Stock Option Agreement (under the 1996 Equity Incentive Plan).

         99.7 Alanex Corporation Nonstatutory Stock Option Agreement for Marvin R. Brown.

         99.8 Alanex Corporation Nonstatutory Stock Option Agreement for Alexander Polinsky.